Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-219861 and 333-170403) of Caterpillar Inc. of our report dated June 26, 2020 relating to the financial statements and supplemental schedule of the Caterpillar 401(k) Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 26, 2020